EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-85394) of Bio-Imaging Technologies, Inc. of our report dated January 31, 2003, except for Note 2 for which the date is March 6, 2003, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-KSB.

PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

March 28, 2003